Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Valspar Corporation Nonqualified Deferred Compensation Plan of our reports dated December 20, 2013, with respect to the consolidated financial statements and schedule of The Valspar Corporation and subsidiaries and the effectiveness of internal control over financial reporting of The Valspar Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 25, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 3, 2014